                                                                       EXHIBIT 2



                         AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG


                              APPLIED POWER INC.


                                      and


                               ZERO CORPORATION


                                      and


                          STB ACQUISITION CORPORATION


                           DATED AS OF APRIL 6, 1998

                               TABLE OF CONTENTS


RECITALS  ...................................................................1

ARTICLE I  DEFINITIONS.......................................................1
     1.1   Acquisition...................................................... 1
     1.2   Affiliates....................................................... 2
     1.3   Affiliate Letter................................................. 2
     1.4   Agreement........................................................ 2
     1.5   API.............................................................. 2
     1.6   API Common Stock................................................. 2
     1.7   API Companies.................................................... 2
     1.8   API Material Adverse Effect...................................... 2
     1.9   API Special Meeting.............................................. 2
     1.10  API Stockholders................................................. 2
     1.11  Certificate of Merger............................................ 2
     1.12  Closing.......................................................... 2
     1.13  Closing Date..................................................... 2
     1.14  Code............................................................. 3
     1.15  Confidentiality Agreements....................................... 3
     1.16  DGCL............................................................. 3
     1.17  Disclosure Schedule.............................................. 3
     1.18  ERISA............................................................ 3
     1.19  Exchange Act..................................................... 3
     1.20  HSR Act.......................................................... 3
     1.21  Knowledge of API................................................. 3
     1.22  Knowledge of ZERO................................................ 3
     1.23  Law.............................................................. 3
     1.24  Merger........................................................... 3
     1.25  Person........................................................... 4
     1.26  Proxy Statement.................................................. 4
     1.27  Registration Statement........................................... 4
     1.28  SEC.............................................................. 4
     1.29  Securities Act................................................... 4
     1.30  Subsidiary....................................................... 4
     1.31  ZERO............................................................. 4
     1.32  ZERO Common Stock................................................ 4
     1.33  ZERO Companies................................................... 4
     1.34  ZERO Material Adverse Effect..................................... 4
     1.35  ZERO Special Meeting............................................. 4
     1.36  ZERO Stockholders................................................ 5
     1.37  Other Terms...................................................... 5

ARTICLE II THE MERGER......................................................  6
     2.1   The Merger......................................................  6
     2.2   Effective Time of Merger........................................  6
     2.3   Certificate of Incorporation of Surviving Corporation...........  6
     2.4   Bylaws of Surviving Corporation.................................  6
     2.5   Directors and Officers of Surviving Corporation.................  6
     2.6   Conversion of ZERO Common Stock.................................  6
     2.7   Conversion of Acquisition Common Stock..........................  7
     2.8   Exchange of ZERO Certificates...................................  7
     2.9   Stock Transfer Books............................................  9
     2.10  Reorganization; Pooling......................................... 10
     2.11  No Dissenting Shares............................................ 10
     2.12  ZERO Stock Options.............................................. 10

ARTICLE III  OTHER AGREEMENTS.............................................. 11
     3.1   Joint Proxy Statement and Registration Statement................ 11
     3.2   Approval of Stockholders........................................ 11
     3.3   HSR Act......................................................... 11
     3.4   Access.......................................................... 12
     3.5   Disclosure Schedule............................................. 12
     3.6   Conditions to Merger............................................ 12
     3.7   Deliveries of Information; Consultation......................... 13
     3.8   Affiliates; Accounting and Tax Treatment........................ 13
     3.9   Other Transactions.............................................. 14
     3.10  Letter of ZERO's Accountants.................................... 16
     3.11  Letter of API's Accountants..................................... 16
     3.12  Stock Exchange Listing.......................................... 16
     3.13  Public Announcements............................................ 16
     3.14  Indemnification and Insurance................................... 17
     3.15  Existing Plans.................................................. 18
     3.16  Conduct of Business of API...................................... 18
     3.17  Section 280G of the Code........................................ 19

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ZERO......................... 19
     4.1   Organization; Business.......................................... 19
     4.2   Capitalization.................................................. 19
     4.3   Authorization; Enforceability................................... 20
     4.4   No Violation or Conflict........................................ 20
     4.5   Title to Assets................................................. 20
     4.6   Litigation...................................................... 20
     4.7   ZERO SEC Reports and Books and Records.......................... 21
     4.8   Absence of Certain Changes...................................... 21
     4.9   Existing Contracts.............................................. 21
     4.10  Performance of Existing Contracts............................... 22
     4.11  Insurance Policies.............................................. 22

     4.12  Employee Benefit Plans...........................................23
     4.13  No Violation of Law..............................................24
     4.14  Brokers..........................................................24
     4.15  Taxes............................................................25
     4.16  Governmental Approvals...........................................26
     4.17  No Pending Other Transactions....................................26
     4.18  Labor Matters....................................................26
     4.19  Disclosure.......................................................26
     4.20  Information Supplied.............................................26
     4.21  Vote Required....................................................27
     4.22  Accounting Matters...............................................27
     4.23  Opinion of Financial Advisor.....................................27
     4.24  Environmental Protection.........................................27
     4.25  Year 2000 Compliance.............................................29
     4.26  Continuing Directors.............................................29
     4.27  Undisclosed Liabilities..........................................29

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF API AND ACQUISITION............29
     5.1   Organization.....................................................29
     5.2   Capitalization...................................................30
     5.3   Authorization; Enforceability....................................30
     5.4   No Violation or Conflict.........................................30
     5.5   Litigation.......................................................31
     5.6   API SEC Reports..................................................31
     5.7   Brokers..........................................................31
     5.8   Governmental Approvals...........................................32
     5.9   Disclosure.......................................................32
     5.10  Information Supplied.............................................32
     5.11  Vote Required....................................................32
     5.12  Accounting Matters...............................................32
     5.13  Opinion of Financial Advisor.....................................32
     5.14  No Related Persons...............................................33
     5.15  Absence of Certain Changes.......................................33
     5.16  Undisclosed Liabilities..........................................33

ARTICLE VI  CONDUCT OF BUSINESS BY THE ZERO COMPANIES PENDING THE
     MERGER.................................................................33
     6.1   Carry on in Regular Course.......................................33
     6.2   Use of Assets....................................................33
     6.3   No Default.......................................................33
     6.4   Employment Matters...............................................33
     6.5   Indebtedness.....................................................33
     6.6   Preservation of Relationships....................................34
     6.5   Compliance with Laws.............................................34

     6.8   Taxes............................................................34
     6.9   Amendments.......................................................34
     6.10  Dividends; Redemptions; Issuance of Stock........................34
     6.11  No Dispositions or Acquisitions..................................34

ARTICLE VII  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF API AND
     ACQUISITION
     7.1   Compliance with Agreement........................................35
     7.2   No Litigation....................................................35
     7.3   Representations and Warranties of ZERO...........................35
     7.4   No ZERO Material Adverse Effect..................................35
     7.5   Approval of ZERO Stockholders and API Stockholders;
           Certificate of Merger............................................35
     7.6   Closing Certificate..............................................35
     7.7   Governmental Approvals...........................................36
     7.8   Listing..........................................................36
     7.9   Accountant Letter................................................36
     7.10  Pooling Opinion..................................................36
     7.11  Affiliate Letters................................................36

ARTICLE VIII  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ZERO...............36
     8.1   Compliance with Agreement........................................36
     8.2   No Litigation....................................................37
     8.3   Representations and Warranties of API and Acquisition............37
     8.4   No API Material Adverse Effect...................................37
     8.5   Approval of ZERO Stockholders and API Stockholders;
           Certificate of Merger............................................37
     8.6   Closing Certificate..............................................37
     8.7   Governmental Approvals...........................................37
     8.8   Listing..........................................................37
     8.9   Tax Opinion......................................................38
     8.10  Accountant Letter................................................38

ARTICLE IX  TERMINATION; MISCELLANEOUS......................................38
     9.1   Termination......................................................38
     9.2   Rights on Termination; Waiver....................................39
     9.3   Survival of Representations, Warranties and Covenants............40
     9.4   Entire Agreement; Amendment......................................40
     9.5   Expenses.........................................................41
     9.6   Governing Law....................................................41
     9.7   Assignment.......................................................41
     9.8   Notices..........................................................41
     9.9   Counterparts; Headings...........................................42
     9.10  Interpretation...................................................42
     9.11  Severability.....................................................42
     9.12  Specific Performance.............................................42
     9.13  No Reliance......................................................43

     9.14  Exhibits and Disclosure Schedule..................................43
     9.15  Further Assurances................................................43


SIGNATURES...................................................................44


EXHIBITS:

1A.  Form of API Affiliate Letter
1B.  Form of ZERO Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made as of this 6th day of April, 1998 by and among APPLIED POWER INC., ZERO CORPORATION and STB ACQUISITION CORPORATION.

                                   RECITALS

     WHEREAS, the respective Boards of Directors of API, ZERO and Acquisition have: (a) determined that the merger of Acquisition with and into ZERO pursuant to, and subject to all of the terms and conditions of, this Agreement is advisable, fair and in the best interests of API, ZERO and Acquisition and their respective shareholders; and (b) approved the Merger, this Agreement and the transactions contemplated by this Agreement; and

     WHEREAS, the Board of Directors of ZERO has directed that this Agreement and the transactions described in this Agreement be submitted for approval at the ZERO Special Meeting; and

     WHEREAS, the Board of Directors of API has directed that the issuance of API Common Stock pursuant to this Agreement and the transactions described in this Agreement be submitted for approval at the API Special Meeting; and

     WHEREAS, API, ZERO and Acquisition desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

     WHEREAS, API, ZERO and Acquisition intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code; and

     WHEREAS, for financial accounting purposes, API, ZERO and Acquisition intend that the Merger be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                   ARTICLE I

                                  DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings specified:

     1.1 Acquisition. "Acquisition" shall mean STB Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of API.

     1.2 Affiliates. "Affiliates" shall mean all Persons who are affiliates of either ZERO or API for purposes of Rule 145 under the Securities Act or Accounting Series Releases 130 and 135 of the SEC, or both.

     1.3 Affiliate Letter. "Affiliate Letter" shall mean a letter from each Affiliate in substantially the form of Exhibit 1A attached to this Agreement for Affiliates of API and Exhibit 1B for Affiliates of ZERO.

     1.4 Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto and together with the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

     1.5  API. "API" shall mean Applied Power Inc., a Wisconsin corporation.

     1.6 API Common Stock. "API Common Stock" shall mean shares of Class A Common Stock, $.20 par value, of API.

     1.7 API Companies. "API Companies" shall mean API and all Subsidiaries of API.

     1.8 API Material Adverse Effect. "API Material Adverse Effect" shall mean any event, condition or fact which is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business, results of operations or prospects of the API Companies taken as a whole, other than events, conditions or facts arising out of general economic conditions unrelated to the business in which any of the API Companies are engaged.

     1.9 API Special Meeting. "API Special Meeting" shall mean a special meeting of the API Stockholders for the purpose of approving the issuance of API Common Stock pursuant to this Agreement and the transactions contemplated by this Agreement.

     1.10 API Stockholders. "API Stockholders" shall mean all Persons owning shares of API Common Stock on the relevant date.

     1.11 Certificate of Merger. "Certificate of Merger" shall mean a Certificate of Merger in a form approved for filing in accordance with the DGCL.

     1.12 Closing. "Closing" shall mean the conference to be held at 10:00
A.M., Central Time, on the Closing Date at the offices of Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee WI 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

     1.13 Closing Date.  "Closing Date" shall mean:

          (a) that date which is two (2) business days after satisfaction or waiver of all of the conditions set forth in Article VII and Article VIII of this Agreement; or

          (b)  such other date as the parties may mutually agree to in writing.

     1.14 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be in effect from time to time.

     1.15 Confidentiality Agreements. "Confidentiality Agreements" shall mean the two letter agreements between API and ZERO dated March 23, 1998.

     1.16 DGCL. "DGCL" shall mean the Delaware General Corporation Law, as the same shall be in effect from time to time.

     1.17 Disclosure Schedule. "Disclosure Schedule" shall mean the Disclosure Schedule dated the date of this Agreement delivered by ZERO to API contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

     1.18 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

     1.19 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same may be in effect from time to time.

     1.20 HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be in effect from time to time.

     1.21 Knowledge of API. "Knowledge of API" shall mean, for purposes of this Agreement, when any fact or matter is stated to be "to the Knowledge of API" or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter, after reasonable inquiry of the executive officers of API.

     1.22 Knowledge of ZERO. "Knowledge of ZERO" shall mean, for purposes of this Agreement, when any fact or matter is stated to be " to the Knowledge of ZERO" or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter, after reasonable inquiry, by the executive officers of ZERO.

     1.23 Law. "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies.

     1.24 Merger. "Merger" shall mean the merger of Acquisition with and into ZERO pursuant to this Agreement.

     1.25 Person. "Person" shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

     1.26 Proxy Statement. "Proxy Statement" shall mean the joint proxy statement of API and ZERO to be filed with the SEC and to be distributed to the ZERO Stockholders in connection with the ZERO Special Meeting and the approval of the Merger by the ZERO Stockholders and to be distributed to the API Stockholders in connection with the API Special Meeting, which shall also constitute the prospectus of API filed as a part of the Registration Statement.

     1.27 Registration Statement. "Registration Statement" shall mean a registration statement on Form S-4 to be filed under the Securities Act by API in connection with the Merger for purposes of registering the shares of API Common Stock to be issued in the Merger pursuant to Article II of this Agreement.

     1.28  SEC. "SEC" shall mean the Securities and Exchange Commission.

     1.29 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as the same may be in effect from time to time.

     1.30 Subsidiary. "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

     1.31  ZERO. "ZERO" shall mean ZERO Corporation, a Delaware corporation.

     1.32 ZERO Common Stock. "ZERO Common Stock" shall mean all of the issued and outstanding shares of common stock, $.01 par value, of ZERO.

     1.33 ZERO Companies. "ZERO Companies" shall mean ZERO and all Subsidiaries of ZERO.

     1.34 ZERO Material Adverse Effect. "ZERO Material Adverse Effect" shall mean any event, condition or fact which is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business, results of operations or prospects of the ZERO Companies taken as a whole, other than events, conditions or facts arising out of general economic conditions unrelated to the business in which any of the ZERO Companies are engaged.

     1.35 ZERO Special Meeting. "ZERO Special Meeting" shall mean a special meeting of the ZERO Stockholders for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement.

     1.36 ZERO Stockholders. "ZERO Stockholders" shall mean all Persons owning shares of ZERO Common Stock on the relevant date.

     1.37 Other Terms. The following terms shall have the meanings specified in the following noted Sections of this Agreement:


TERM                                              SECTION
----                                              -------
          API SEC Reports                           5.6
          CERCLA                                    4.24
          Effective Time of Merger                  2.2
          Employee Benefit Plans                    4.12
          Environmental Claim                       4.24
          Environmental Hazardous Material          4.24
          Environmental Laws                        4.24
          Environmental Permits                     4.24
          Environmental Release                     4.24
          Exchange Agent                            2.8
          Exchange Fund                             2.8
          Exchange Ratio                            2.6
          Existing Contracts                        4.9
          Existing Liens                            4.5
          Existing Litigation                       4.6
          Existing Plans                            4.12
          Indebtedness                              4.9
          Indemnified Parties                       3.14
          Lien                                      4.5
          Other Proposal                            3.9
          Other Transaction                         3.9
          Special Date                              3.9
          Special Event                             3.9
          Special Fee                               3.9
          Superior Proposal                         3.9
          Surviving Corporation                     2.1
          Year 2000 Compliant                       4.25
          ZERO Certificates                         2.8
          ZERO Options                              2.12
          ZERO Option Plans                         2.12
          ZERO SEC Reports                          4.7

                                  ARTICLE II

                                  THE MERGER

     2.1 The Merger. At the Effective Time of Merger and upon and subject to the terms and conditions of this Agreement, Acquisition will be merged with and into ZERO, which shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Delaware, and the separate existence of Acquisition shall thereupon cease. The Merger shall be pursuant to the provisions of, and shall be with the effects provided in, the DGCL.

     2.2 Effective Time of Merger. Subject to the terms and conditions of this Agreement, on the Closing Date, Acquisition and ZERO will cause the Certificate of Merger to be executed, delivered and filed as provided in the DGCL. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Delaware Secretary of State or at such later time as API and ZERO may agree and as may be set forth in the Certificate of Merger. The date and time on which the Merger shall become effective is referred to in this Agreement as the "Effective Time of Merger".

     2.3 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of ZERO as in effect immediately prior to the Effective Time of Merger shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with Law.

     2.4 Bylaws of Surviving Corporation. The Bylaws of ZERO as in effect immediately prior to the Effective Time of Merger shall be the Bylaws of the Surviving Corporation until amended in accordance with Law.

     2.5 Directors and Officers of Surviving Corporation. The duly qualified and acting directors and officers of Acquisition immediately prior to the Effective Time of Merger shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Bylaws of the Surviving Corporation.

     2.6  Conversion of ZERO Common Stock.

          (a) Conversion. At the Effective Time of Merger, by virtue of the Merger and without any action on the part of Acquisition, ZERO, API or the holders of ZERO Common Stock:

               (i) Each share of ZERO Common Stock issued and outstanding at the Effective Time of Merger shall be converted into 0.85 shares of API Common Stock ("the Exchange Ratio") on the terms and conditions set forth in this Agreement subject to the provisions of Section 2.8(e) of this Agreement concerning cash being paid for fractional shares.

               (ii) Any shares of ZERO Common Stock that are owned by any of the ZERO Companies at the Effective Time of Merger shall be canceled and retired and cease to exist and no API Common Stock or other consideration shall be issued or delivered in exchange therefor.

          (b) Adjustment. In the event that, prior to the Effective Time of Merger, there is a reclassification, stock split or stock dividend with respect to outstanding API Common Stock or outstanding ZERO Common Stock, appropriate and proportionate adjustment, if any, shall be made to the Exchange Ratio.

     2.7 Conversion of Acquisition Common Stock. At the Effective Time of Merger, and without any action on the part of the holders of common stock of Acquisition, each share of common stock of Acquisition issued and outstanding at the Effective Time of Merger shall be converted into one (1) share of ZERO Common Stock.

     2.8  Exchange of ZERO Certificates.

          (a) Exchange Agent. As of the Effective Time of Merger, API shall deposit, or shall cause to be deposited, with Firstar Trust Company, Milwaukee, Wisconsin, or such other bank or trust company designated by API and approved by ZERO, which approval shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of shares of ZERO Common Stock, for exchange in accordance with this Article II of this Agreement through the Exchange Agent, certificates representing the shares of API Common Stock (such certificates for shares of API Common Stock, together with any dividends or distributions with respect thereto and together with any cash for fractional share interests made pursuant to Section 2.8(e) of this Agreement, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.6 of this Agreement in exchange for outstanding shares of ZERO Common Stock.

          (b)  Exchange Procedures.

               (i) At or promptly after the Effective Time of Merger, API shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of Merger represented outstanding shares of ZERO Common Stock (the "ZERO Certificates"):
(A) a letter of transmittal which shall be in such form and have such provisions as API may reasonably specify; and (B) instructions to effect the surrender of the ZERO Certificates in exchange for certificates representing shares of API Common Stock.

               (ii) Upon surrender of a ZERO Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and with such other documents as the Exchange Agent may reasonably require, the holder of such ZERO Certificate shall be entitled to receive, and API shall cause the Exchange Agent to promptly deliver in exchange therefor, a certificate representing that number of whole shares of API Common Stock to which such holder is entitled in respect of such ZERO Certificate pursuant to the provisions of this Article II of this Agreement, plus any cash in lieu of any fractional share interest in accordance with Section 2.8(e) of this Agreement, and the ZERO Certificate so surrendered shall forthwith be canceled; provided, however, that fractional share interests of any one holder shall be aggregated to maximize the number of whole shares of API Common Stock to be issued and minimize the fractional interests to be paid in cash as provided in Section 2.8(e) of this Agreement.

               (iii) In the event of a transfer of ownership of shares of ZERO Common Stock which is not registered in the transfer records of ZERO, a certificate representing the proper number of shares of API Common Stock, and any cash in lieu of any fractional share interests in accordance with Section 2.8(e) of this Agreement, shall be delivered to the transferee if the ZERO Certificate which represented such shares of ZERO Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

               (iv) Until surrendered as contemplated by this Section 2.8 of this Agreement, each ZERO Certificate shall be deemed at all times after the Effective Time of Merger to represent only the right to receive upon surrender a certificate representing shares of API Common Stock and cash in lieu of any fractional share interest as contemplated by Section 2.8(e) of this Agreement.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time of Merger with respect to API Common Stock with a record date after the Effective Time of Merger shall be paid to the holder of any unsurrendered ZERO Certificate with respect to the shares of API Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 2.8(e) of this Agreement, until the holder of such ZERO Certificate has surrendered such ZERO Certificate to the Exchange Agent. Subject to the effect of any applicable Law, following the surrender of any such ZERO Certificate, there shall be paid to the holder of the certificate representing whole shares of API Common Stock issued in exchange for the surrendered ZERO Certificates, without interest: (i) promptly, the amount of any cash payable with respect to a fractional share interest to which such holder is entitled pursuant to Section 2.8(e) of this Agreement and the amount of dividends or other distributions with a record date after the Effective Time of Merger theretofore paid with respect to such whole shares of API Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of Merger but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of API Common Stock.

          (d) No Further Rights in ZERO Common Stock. All shares of API Common Stock issued upon conversion of the ZERO Common Stock in accordance with the terms of this Agreement (and any cash paid pursuant to Section 2.8(e) of this Agreement) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the ZERO Common Stock.

          (e) No Fractional Shares. No fractional shares of API Common Stock shall be issued in the Merger. All fractional share interests of a holder of more than one ZERO Certificate at the Effective Time of Merger shall be aggregated. If a fractional share interest results after such aggregation, each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest by the average of the closing price per share of API Common Stock as reported on the New York Stock Exchange - Composite Transactions on each of the ten (10) consecutive trading days ending on and including the fifth (5th) trading day immediately preceding the Closing Date. Promptly after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify API and API shall deliver such amounts to such holders subject to and in accordance with the terms of Section 2.8(c) of this Agreement.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the ZERO Stockholders after twelve (12) months after the Effective Time of Merger shall be delivered to API, upon demand, and any ZERO Stockholders who have not theretofore complied with this Article II of this Agreement shall thereafter look only to API for payment of their claim for shares of API Common Stock, any cash in lieu of fractional share interests and any dividends or distributions with respect to API Common Stock.

          (g) No Liability. Neither the Exchange Agent nor any party to this Agreement shall be liable to any ZERO Stockholder for any shares of ZERO Common Stock or API Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (h) Withholding Rights. API shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any ZERO Stockholder such amounts as API is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by API, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the ZERO Stockholder in respect of which such deduction and withholding was made by API.

          (i) Book Entry. Notwithstanding any other provision of this Agreement, the letter of transmittal referred to in Section 2.8(b) of this Agreement may, at the option of API, provide for the ability of a holder of one or more ZERO Certificates to elect that API Common Stock to be received in exchange for the ZERO Common Stock formerly represented by such surrendered ZERO Certificates be issued in uncertificated form.

     2.9 Stock Transfer Books. At the Effective Time of Merger, the stock transfer books of ZERO shall be closed and there shall be no further registration of transfers of shares of ZERO Common Stock thereafter on the records of ZERO. From and after the Effective Time of Merger, the holders of ZERO Certificates outstanding immediately prior to the Effective Time of Merger shall cease to have any rights with respect to such shares of ZERO Common Stock except as otherwise provided in this Agreement or by Law.

     2.10 Reorganization; Pooling. The parties intend that this Agreement be a plan of reorganization within the meaning of Section 368(a) of the Code and that the Merger be a tax-free reorganization under Section 368(a) of the Code and that the Merger qualify for pooling of interests accounting treatment.

     2.11 No Dissenting Shares. The parties acknowledge that under the DGCL, the ZERO Stockholders are not entitled to dissent from the Merger and are not entitled to require appraisal of their ZERO Common Stock.

     2.12 ZERO Stock Options.

          (a) Conversion. At the Effective Time of Merger, each outstanding option to purchase shares of ZERO Common Stock (a "ZERO Option") under ZERO's 1994 Stock Option Plan or ZERO's 1988 Stock Option Plan, each as amended (the "ZERO Option Plans"), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such ZERO Option, the same number of shares of API Common Stock as the holder of such ZERO Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time of Merger (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to: (i) the aggregate exercise price for the shares of ZERO Common Stock otherwise purchasable pursuant to such ZERO Option; divided by (ii) the number of full shares of API Common Stock deemed purchasable pursuant to such ZERO Option in accordance with the foregoing; provided, however, that in the case of any ZERO Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time of Merger, ZERO shall make all necessary arrangements to permit the assumption of the unexercised ZERO Options by API pursuant to this Section.

          (b) Assumption. Effective at the Effective Time of Merger, API shall assume each ZERO Option in accordance with the terms of the ZERO Option Plan under which it was issued and all of the terms and conditions of the stock option agreement by which it is evidenced. At or prior to the Effective Time of Merger, API shall take all corporate action necessary to reserve for issuance a sufficient number of shares of API Common Stock for delivery upon exercise of ZERO Options assumed by it in accordance with this Section 2.12 of this Agreement. As soon as practicable after the Effective Time of Merger, API shall file a registration statement (or a post-effective amendment to the Registration Statement) on Form S-8 (or any successor or other appropriate form) with respect to the API Common Stock subject to such ZERO Options, and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such ZERO Options remain outstanding.

                                  ARTICLE III

                               OTHER AGREEMENTS

     3.1 Joint Proxy Statement and Registration Statement. API and ZERO will prepare and file with the SEC the Registration Statement and the Proxy Statement as soon as reasonably practicable after the date of this Agreement. API and ZERO shall use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. API and ZERO shall also take such action as may be reasonably required to cause the shares of API Common Stock issuable pursuant to the Merger to be registered or to obtain an exemption from registration or qualification under applicable state "blue sky" or securities Laws; provided, however, that API shall not be required to qualify as a foreign corporation or to file any general consent to service of process under the Laws of any jurisdiction or to comply with any other requirements deemed by API to be unduly burdensome. Each party to this Agreement will furnish to the other parties all information concerning itself as each such other party or its counsel may reasonably request and which is required or customary for inclusion in the Proxy Statement and the Registration Statement.

     3.2  Approval of Stockholders.

          (a)  ZERO Stockholders. ZERO shall, as soon as reasonably practicable:
(i) take all steps necessary duly to call, give notice of, convene and hold the ZERO Special Meeting; (ii) distribute the Proxy Statement, which shall also constitute the prospectus of API included in the Registration Statement, to the ZERO Stockholders in accordance with applicable Federal and state Law and its Certificate of Incorporation and Bylaws; (iii) subject to the provisions of
Section 3.9 of this Agreement, recommend to the ZERO Stockholders the approval of this Agreement and the transactions contemplated by this Agreement and such other matters as may be submitted to the ZERO Stockholders in connection with this Agreement; and (iv) cooperate and consult with API with respect to each of the foregoing matters.

          (b)  API Stockholders. API shall, as soon as reasonably practicable:
(i) take all steps necessary duly to call, give notice of, convene and hold the API Special Meeting; (ii) distribute the Proxy Statement to the API Stockholders in accordance with applicable Federal and state Law and its Articles of Incorporation and Bylaws; (iii) recommend to the API Stockholders the approval of the issuance of API Common Stock pursuant to this Agreement and the transactions contemplated by this Agreement and such other matters as may be submitted to the API Stockholders in connection with this Agreement; and (iv) cooperate and consult with ZERO with respect to each of the foregoing matters.

          (c) Meeting Dates. The ZERO Special Meeting and the API Special Meeting shall be held on such dates as are mutually determined by ZERO and API.

     3.3 HSR Act. Each party shall: (a) file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR

Act; and (b) use reasonable best efforts to make such filings promptly and to respond promptly to any request for additional information made by either of such agencies.

     3.4  Access.

          (a) Access to ZERO Companies. Upon reasonable notice, ZERO shall, and shall cause the other ZERO Companies to, afford to the officers, employees, investment bankers, agents, accountants, attorneys and representatives of API full access to all of its books, records, financial information, facilities, key personnel and other documents and materials; provided that such access shall be upon reasonable notice and during normal business hours of the ZERO Companies.

          (b) Access to API Companies. Upon reasonable notice, API shall, and shall cause the other API Companies to, afford to the officers, employees, investment bankers, agents, accountants, attorneys and representatives of ZERO full access to all of its books, records, financial information, facilities, key personnel and other documents and materials; provided that such access shall be upon reasonable notice and during normal business hours of the API Companies.

          (c) Confidentiality Agreements. ZERO and API agree that the provisions of the Confidentiality Agreements shall remain in full force and effect; provided that at the Effective Time of Merger, the Confidentiality Agreements shall be deemed to have terminated without further action by the parties.

     3.5 Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, ZERO is delivering to API the Disclosure Schedule. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of ZERO contained in this Agreement to the extent that such representations warranties, covenants or agreements expressly refer to the Disclosure Schedule.

     3.6 Conditions to Merger. Each party to this Agreement shall use reasonable best efforts to: (a) to the extent within its control, cause all of its representations and warranties contained in this Agreement to be true and correct in all respects on the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date; (b) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including making all filings and requests in connection with approvals of or filings with any governmental entity as described in Sections 7.7 and 8.7 of this Agreement and furnishing all information required in connection therewith); (c) promptly cooperate with and furnish information to the other parties in connection with any such requirements imposed upon any of them in connection with the Merger;
(d) contest any legal proceedings seeking to restrain, enjoin or frustrate the Merger, subject, in the case of ZERO, to the provisions of Section 3.9(c) of this Agreement concerning Superior Proposals; (e) execute any additional documents or instruments and take any additional actions reasonably necessary or appropriate to consummate the transactions contemplated by this

Agreement; and (f) take all reasonable actions necessary to obtain (and cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person, required to be obtained or made by the parties to this Agreement in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     3.7 Deliveries of Information; Consultation. From time to time prior to the Effective Time of Merger:

          (a) Deliveries by ZERO. ZERO shall furnish promptly to API: (i) a copy of each report, schedule and other document filed by ZERO with the SEC pursuant to the requirements of federal securities Laws promptly after such documents are available; (ii) the monthly consolidated financial statements of the ZERO Companies (as prepared by ZERO in accordance with its normal accounting procedures) promptly after such financial statements are available; (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of ZERO; and (iv) all other information concerning the business and properties of any of the ZERO Companies as API may reasonably request.

          (b) Deliveries by API. API shall promptly furnish to ZERO: (i) a copy of each report, schedule and other document filed by API with the SEC pursuant to the requirements of federal securities Laws promptly after such documents are available; (ii) the monthly consolidated financial statements of the API Companies (as prepared by API in accordance with its normal accounting procedures) promptly after such financial statements are available; and (iii) all other information concerning the business and properties of any of the API Companies as ZERO may reasonably request.

          (c) Consultation. ZERO shall, and shall cause the other ZERO Companies to, confer and consult with representatives of the API Companies on a regular basis to report on operational matters and the general status of ongoing business operations of the ZERO Companies.

          (d) Litigation. Each party to this Agreement shall provide prompt notice to the other parties of any known litigation, arbitration, proceeding, governmental investigation, citation or action of any kind which may be commenced, threatened or proposed by any Person concerning the legality, validity or propriety of the transactions contemplated by this Agreement. If any such litigation is commenced against any party to this Agreement, the parties shall cooperate in all respects in connection with such litigation and API shall have the right to assume the defense thereof at its cost and expense and, if API does assume such defense, it shall confer regularly with ZERO and shall not settle any such litigation without the prior consent of ZERO, which consent shall not be unreasonably withheld.

     3.8 Affiliates; Accounting and Tax Treatment. Within 30 days after the date of this Agreement, ZERO shall identify in a letter to API, and API shall identify in a letter to ZERO, all Persons who are and, to such party's knowledge who will be at the Closing Date, Affiliates of ZERO and API, respectively. Each of ZERO and API shall advise their respective Affiliates of the resale restrictions imposed by applicable securities Laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment, and shall use reasonable best efforts to obtain from each of their respective Affiliates an executed Affiliate Letter and shall obtain an executed Affiliate Letter from any Person who becomes an Affiliate of that Person after the date of this Agreement and on or prior to the Effective Time of Merger. ZERO and API will each use its respective reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a) of the Code.

     3.9  Other Transactions.

          (a) Definitions. As used in this Agreement, the following terms shall have the meanings specified:

               (i) "Other Transaction" shall mean any of the following on or prior to the Special Date, other than the Merger as contemplated by this
Agreement: (A) a merger, consolidation, share exchange, exchange of securities, reorganization, business combination or other similar transaction involving ZERO; (B) a sale, lease, transfer or other disposition of all or a significant portion of the total assets of the ZERO Companies, taken as a whole, in a single transaction or series of related transactions; (C) a sale of, or tender offer or exchange offer for, or acquisition by any Person or group of beneficial owners of, 20% or more of the outstanding shares of capital stock of ZERO in a single transaction or series of related transactions; or (D) a public announcement of a proposal, plan, intention or agreement to do any of the foregoing.

               (ii) "Other Proposal" shall mean any request for information, expression of interest, inquiry, proposal or offer relating in any manner to an Other Transaction.

               (iii) "Special Date" shall mean that date which is one year after the date of termination of this Agreement, provided that such termination is pursuant to clauses (i), (ii), (iii), (v) or (vi) of Section 9.1(c) of this Agreement or clause (v) of 9.1(d) of this Agreement.

               (iv) "Special Event" shall mean any of the following to occur on or prior to the Special Date: (A) a Person unrelated to API has consummated an Other Transaction, or has publicly announced or proposed an Other Transaction and subsequently consummates such Other Transaction after the Special Date (in which event a Special Event for such Other Transaction shall be deemed to have occurred at the earlier of the events specified in clauses (B) or (C) of this
Section 3.9(a)(iv) of this Agreement with reference to such Other Transaction); or (B) ZERO has entered into an agreement with respect to an Other Transaction; or (C) ZERO shall have terminated this Agreement for the purpose of pursuing an Other Proposal or Other Transaction.

               (v) "Superior Proposal" shall mean a written bona fide unsolicited Other Proposal by any Person (other than API) which the Board of Directors of ZERO determines in good faith, and in the exercise of reasonable judgment (based, among other factors, on the opinion, with only customary qualifications, of its independent financial advisors) to be more favorable to the ZERO Stockholders than the Merger from a financial point of view, which proposal is capable of being consummated without undue delay.

          (b) Termination of Discussions. ZERO shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted prior to the date of this Agreement with respect to any Other Transaction, except that ZERO may notify such other parties that the discussions and negotiations are terminated.

          (c) Non Solicitation. Except as expressly permitted by this Section 3.9(c) of this Agreement, ZERO shall not, and shall not permit its Subsidiaries or officers, directors, employees, agents or other representatives of any of the ZERO Companies (including, without limitation, any investment banker, attorney or accountant retained or engaged by any of the ZERO Companies) to solicit, initiate, facilitate, encourage, negotiate with respect to, discuss or agree to, any Other Proposal or any Other Transaction. Notwithstanding the foregoing: (i) the Board of Directors of ZERO may furnish information about the ZERO Companies to the Person making a Superior Proposal pursuant to a confidentiality agreement in customary form and may participate in discussions and negotiations regarding such Superior Proposal if the Board of Directors of ZERO determines to do so in good faith, upon the advice of outside legal counsel that such action is required by its fiduciary duties under applicable Law; and (ii) ZERO will be permitted to take and disclose to ZERO Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act with respect to an Other Proposal by means of a tender offer. If ZERO receives an Other Proposal that is not a Superior Proposal and such Other Proposal becomes public information, ZERO shall use reasonable best efforts to resist such Other Proposal, including taking all appropriate steps to have the ZERO Board of Directors approve defensive measures, including, but not limited to a shareholders rights plan. ZERO shall notify API orally and in writing within twenty-four (24) hours following receipt by ZERO of any Other Proposal, including the terms and conditions of any such Other Proposal and the Person making such Other Proposal and shall keep API fully informed of the status and developments and information regarding the Other Proposal.

          (d) Termination. ZERO may, by notice to API at any time prior to the Effective Time of Merger, terminate this Agreement if ZERO enters into, executes or agrees to an Other Transaction following a good faith determination by the Board of Directors of ZERO (after compliance by ZERO with the provisions of Section 3.9(c) of this Agreement) based upon the advice of outside legal counsel, that such action is required by its fiduciary duties under applicable Law.

          (e) Special Fee. In order to induce API to enter into this Agreement and to compensate API for the time and expenses incurred in connection with this Agreement and the Merger and the losses suffered by API from foregone opportunities, ZERO shall pay a "Special Fee" equal to $15,000,000 to API in immediately available funds within five (5) business days after the occurrence of a Special Event. If ZERO fails to pay the Special Fee when due: (i) the unpaid portion of the Special Fee (including accrued interest thereon) shall accrue interest at the annual rate of 12%, compounding monthly, from the date the Special Fee was due until the date the Special Fee and all accrued interest thereon is paid in full; and (ii) ZERO shall pay all costs and expense of API (including the fees and expenses of attorneys and other advisors) in connection with any action (including the filing of any lawsuit or other legal action) taken by API to collect payment of the Special Fee and accrued interest thereon. The agreements contained in this Section 3.9 (e) of this Agreement are an integral part of this Agreement and constitute liquidated damages and not a penalty.

     3.10 Letter of ZERO's Accountants. ZERO shall use reasonable best efforts to cause to be delivered a letter of Deloitte & Touche LLP, ZERO's independent auditors, dated within two business days before the effective date of the Registration Statement and addressed to ZERO and API, in form and substance reasonably satisfactory to API and customary in scope and substance for cold comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     3.11 Letter of API's Accountants. API shall use reasonable best efforts to cause to be delivered a letter of Coopers & Lybrand LLP, API's independent auditors, dated within two business days before the effective date of the Registration Statement and addressed to API and ZERO, in form and substance reasonably satisfactory to ZERO and customary in scope and substance for cold comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     3.12 Stock Exchange Listing. API shall use reasonable best efforts to cause the shares of API Common Stock to be issued or reserved for issuance pursuant to this Agreement to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     3.13 Public Announcements. Subject to each party's disclosure obligations imposed by Law, ZERO, Acquisition and API will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and, except as may be required by Law, shall not issue any public announcement or statement with respect thereto prior to consultation with the other parties.

     3.14  Indemnification and Insurance.

          (a) Indemnification. From and after the Effective Time of Merger, API shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and API shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that said Person is not entitled to indemnification), each present and former employee, agent, director or officer of any of the ZERO Companies and the heirs, successors and assigns of such Persons (the "Indemnified Parties") against any amounts incurred by such Indemnified Parties, including without limitation, losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys fees incurred in defense or otherwise), judgments and amounts paid in settlement, in connection with any claim, action, suit, proceeding or investigation arising out of or relating to the transactions described in this Agreement or which arise out of or relate to an Indemnified Party having served as a committee member, director, officer, employee or agent of any of the ZERO Companies, or as a trustee or fiduciary of any Employee Benefit Plans or otherwise on behalf of any of the ZERO Companies, whether asserted or commenced prior to or after the Effective Time of Merger.

         (b) Insurance. For at least six (6) years from and after the Effective Time of Merger, API shall maintain, or shall cause to be maintained, in effect directors and officers insurance covering those Persons covered by ZERO's directors and officers insurance as of the date of this Agreement. This directors and officers insurance shall be not less in terms of coverage and amount as the insurance that ZERO has in effect covering such officers and directors on the date of this Agreement.

          (c) Notice; Procedure. Any Indemnified Party wishing to claim Indemnification under Section 3.14(a) of this Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify API thereof, but the failure to so notify shall not relieve API of any liability it may have to such Indemnified Party if such failure does not materially prejudice API. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of Merger): (i) API shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and API shall not be liable to any Indemnified Party for any legal expenses of other counsel thereafter incurred in connection with the defense thereof; (ii) the Indemnified Party will cooperate in all respects as reasonably requested by API in the defense of any such matter, and in connection therewith shall be entitled to reimbursement by API of expenses incurred in connection therewith; and (iii) API shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that API shall not have any obligation hereunder to any Indemnified Party if a court shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the matter contemplated hereby is prohibited by Law. If such indemnity is not available with respect to any Indemnified Party, API and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

          (d) Indemnified Parties. The provisions of this Section 3.14 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and estates. Nothing in this
Section 3.14 shall limit in any way any other rights to indemnification that any current or former director or officer of any of the ZERO Companies may have by contract or otherwise.

          (e) Certificate of Incorporation; Bylaws. From and after the Effective Time, ZERO shall fulfill, assume and honor in all respects the obligations of ZERO pursuant to ZERO's Certificate of Incorporation, bylaws, and any indemnification agreement between ZERO and any of ZERO's directors and officers existing and in force as of the date of this Agreement. ZERO agrees that the indemnification obligations set forth in ZERO's Certificate of Incorporation and bylaws, in each case as of the date of this Agreement, shall survive the Merger with respect to any matter which is based in whole or in part on or arises in whole or in part out of the fact that an individual is or was a director or officer of any of the ZERO Companies prior to the Effective Time of Merger.

          (f) Successors. If ZERO or any of its successors or assigns: (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the respective successors and assigns of ZERO shall assume all of the obligations set forth in this Section 3.14.

     3.15 Existing Plans. API understands and agrees that: (a) except as described in Sections 3.15(b) and 3.15(c) of this Agreement, all Existing Plans or plans substantially comparable in the aggregate shall be maintained for individuals who are employees and former employees of ZERO as of the Closing Date for a period of at least one year from the Closing Date on terms at least as favorable (in the aggregate) as those in effect on the Closing Date; (b) ZERO's Deferred Compensation Plan of 1994 including any related funding arrangements (including without limitation any rabbi trusts and any amounts credited to such plan pursuant to ZERO's pension and stock restoration plans) shall actually be maintained and administered in accordance with their terms from and after the Closing Date and the affected participants and beneficiaries shall be considered third party beneficiaries of this Section 3.15(b); and (c) ZERO's Joint Life Insurance Plan of 1989 and Joint Life Insurance Plan of 1994 and any and all related funding arrangements including but not limited to rabbi trusts shall remain in effect upon and after the Closing Date and shall be administered in accordance with their respective terms and shall not be terminated or modified in any way without the consent of affected participants or beneficiaries and such participants and beneficiaries shall be considered third party beneficiaries of this Section 3.15(c).

     3.16 Conduct of Business of API. From and after the date of this Agreement and until the Effective Time of Merger, API shall, and shall cause the other API Companies to, diligently carry on its business only in the regular course and in substantially the same manner as heretofore, provided that acquisitions by any of the API Companies of business enterprises engaged in businesses consistent with the businesses of API Companies shall be permitted under this Section 3.16 of this Agreement.

     3.17 Section 280G of the Code. From and after the Effective Time of Merger, API will cooperate in taking any actions with respect to those employees of the ZERO Companies with written employment agreements so as to avoid any payments due pursuant to such agreements becoming "excess parachute payments" within the meaning of Section 280G of the Code provided that such cooperation shall not include any increase in the obligations of any of the API Companies or any of the ZERO Companies pursuant to such employment agreements or otherwise.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF ZERO

     ZERO hereby represents and warrants to API and Acquisition that, except as set forth in the relevant section of the Disclosure Schedule:

     4.1 Organization; Business.

          (a) Organization. Each of the ZERO Companies is a corporation duly and validly organized and existing and in good standing under the Laws of its respective jurisdiction of incorporation. Each of the ZERO Companies is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation by it, except where the failure to so qualify would not have a ZERO Material Adverse Effect.

          (b) Corporate Power and Authority. Each of the ZERO Companies has: (a) full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties; and (b) all material franchises, permits, licenses, approvals, authorizations and registrations necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties, except where the absence of any such franchises, permits, licenses, approvals, authorizations or registrations would not have a ZERO Material Adverse Effect.

     4.2 Capitalization.

          (a) Capitalization of ZERO. The entire authorized capital stock of ZERO consists of: (i) 30,000,000 shares of Common Stock, $.01 par value, of which 12,417,292.2641 shares were issued and outstanding on April 3, 1998, and 4,194,921.7359 shares are held in treasury by ZERO, including 141,902 shares which are held by one of the Subsidiaries of ZERO; and (ii) 1,000,000 shares of Preferred Stock, $.01 par value, none of which are issued and outstanding.

          (b) Outstanding Capital Stock. All of the outstanding capital stock of each of the ZERO Companies is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Disclosure Schedule, there are no options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of any of the ZERO Companies.

     4.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement by ZERO and all of the documents and instruments required by this Agreement to be executed and delivered by ZERO are within the corporate power of ZERO and: (a) have been duly authorized by the Board of Directors of ZERO; and (b) upon the approval of the ZERO Stockholders, shall be duly authorized by all necessary corporate action by ZERO. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by ZERO will be, when executed and delivered by ZERO, the valid and binding obligations of ZERO, enforceable against ZERO in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

     4.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Section 8.7 of this Agreement or as set forth in the Disclosure Schedule, the execution, delivery and performance of this Agreement by ZERO do not and will not conflict with or violate: (a) any Law or the Certificate of Incorporation or Bylaws of any of the ZERO Companies; or (b) any Existing Contract, except where such conflict or violation would not have a ZERO Material Adverse Effect.

     4.5 Title to Assets. Each of the ZERO Companies owns good and valid title to the assets and properties which it owns or purports to own, free and clear of any and all Liens affecting material assets and properties of the ZERO Companies, except those Liens identified on the Disclosure Schedule as "Existing Liens" and Liens for taxes not yet due and payable and such other Liens or minor imperfections of title, if any, which do not materially detract from the value or interfere with the present use of the affected asset or which individually or in the aggregate would not have a ZERO Material Adverse Effect. As used in this Agreement, the term "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, covenant, lease or security interest; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

     4.6 Litigation. Except for the litigation identified on the Disclosure Schedule as "Existing Litigation": (a) there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of ZERO, proposed or threatened, against or relating to any of the ZERO Companies involving, in each case, an amount in excess of $200,000; and (b) there are no actions, suits or proceedings pending or, to the Knowledge of ZERO, proposed or threatened, against any of the ZERO Companies by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

     4.7 ZERO SEC Reports and Books and Records.

          (a) Definition. As used in this Agreement, "ZERO SEC Reports" shall mean all reports, registration statements, definitive proxy statements, prospectuses and amendments thereto filed by ZERO with the SEC since January 1, 1994 or filed by ZERO with the SEC after the date of this Agreement and prior to the Effective Time of Merger.

          (b) ZERO SEC Reports. The ZERO SEC Reports: (i) complied or will comply, as the case may be, in all material respects with the then applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC issued thereunder; and (ii) did not or will not, as the case may be, contain as of their respective filing dates any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of ZERO included in the ZERO SEC Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited interim statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the ZERO Companies as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

     4.8 Absence of Certain Changes. Except as set forth in the Disclosure Schedule or in the ZERO SEC Reports, since March 31, 1997 there has not been any:

          (a) ZERO Material Adverse Effect;

          (b) transactions by any of the ZERO Companies outside the ordinary course of business, except for the transactions contemplated by this Agreement; or

          (c) declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of ZERO (except for regular quarterly cash dividends on outstanding shares of ZERO Common Stock which have been publicly announced by ZERO) or any direct or indirect redemption, purchase or other acquisition of any such stock by any of the ZERO Companies.

     4.9 Existing Contracts. The contracts identified on the Disclosure Schedule as the "Existing Contracts" or which are described in the ZERO SEC Reports are the only contracts to which any of the ZERO Companies is a party or by which any of the ZERO Companies is bound and which constitute:

          (a) to the Knowledge of ZERO, a lease of, or agreement to purchase or sell, any capital assets involving an amount in excess of $1,000,000;

          (b) any union labor contracts;

          (c) any management or employment contract which: (i) is in writing; or
(ii) creates other than an at-will employment relationship;

          (d) any agreements or notes evidencing any Indebtedness; as used in this Agreement, the term "Indebtedness" shall mean any liability or obligation of any of the ZERO Companies, whether primary or secondary or absolute or contingent: (i) for borrowed money; or (ii) evidenced by notes, bonds, debentures or similar instruments;

          (e) an agreement by any of the ZERO Companies which currently restricts its ability to compete in any business or in any geographical area;

          (f) an agreement restricting the right of any of the ZERO Companies to use or disclose any information in its possession, other than confidentiality agreements relating to potential acquisitions by any of the ZERO Companies;

          (g) any written agreement with any Affiliate of ZERO involving payments in excess of $100,000; or

          (h) to the Knowledge of ZERO, any other agreement which: (i) involves an amount in excess of $1,000,000; or (ii) is not in the ordinary course of business.

     4.10 Performance of Existing Contracts. Each of the ZERO Companies has performed in all material respects each material term, covenant and condition of each Existing Contract which is to be performed by it at or before the date hereof. Each of the Existing Contracts is in full force and effect and constitutes the legal and binding obligation of the relevant ZERO Company and, to the Knowledge of ZERO, constitutes the legal and binding obligation of the other parties thereto.

     4.11 Insurance Policies. The ZERO Companies currently maintain valid insurance as is reasonably prudent for the ZERO Companies and their businesses. No property damage, personal injury or liability claims have been made, or are pending, against any of the ZERO Companies that are not covered by insurance. Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by any of the ZERO Companies.

     4.12 Employee Benefit Plans.

          (a) Definition. As used in this Agreement, the term "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee welfare plan, retirement plan, deferred compensation plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, defined contribution plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of any of the ZERO Companies.

          (b) Existing Plans. Except for the Employee Benefit Plans of the ZERO Companies identified as the "Existing Plans" on the Disclosure Schedule, none of the ZERO Companies maintain, nor is bound by, any Employee Benefit Plan. All of the Existing Plans are, to the extent applicable, in compliance in all material respects with ERISA, the Code and all other applicable Laws. All of the Existing Plans which are intended to meet the requirements of Section 401(a) or 403(a) of the Code have been determined to be "qualified" within the meaning of the Code, and, to the Knowledge of ZERO, there are no facts which would adversely affect the qualified status of any of such Existing Plans. Each Existing Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with all applicable Laws. Any Employee Benefit Plan that is not an Existing Plan that has been terminated was done so in compliance in all material respects with all applicable Laws, and, to the Knowledge of ZERO, there is no basis for further liability or obligation of any ZERO Company pursuant to any past Employee Benefit Plan.

          (c) Certain Matters. With respect to each Existing Plan which is subject to either Title IV of ERISA or Section 412 of the Code, there is no amount of unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA, there has occurred no failure to meet the minimum funding standards of
Section 412 of the Code, there is no "accumulated funding deficiency" within the meaning of Section 412 of the Code, no such Existing Plan has terminated or has filed a Notice of Intent to terminate, the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Existing Plan and there is no outstanding liability under Section 4062 of ERISA.

          (d) Prohibited Transactions; Reportable Events. To the Knowledge of ZERO, no prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA or reportable event as described in Section 4043 of ERISA has occurred with respect to any of the Existing Plans.

          (e) Multiemployer Plans. None of the ZERO Companies is contributing to, nor has any of the ZERO Companies contributed to since September 2, 1974, any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

          (f) Claims. There are no pending, or to the Knowledge of ZERO, threatened claims with respect to any of the Existing Plans, other than claims for benefits arising in the ordinary course of business.

          (g) Welfare Benefits. Except as set forth on the Disclosure Schedule, neither any ZERO Company nor any Existing Plan provides or has any obligation to provide (or contribute to the cost of) post-retirement (or post-termination of service) welfare benefits with respect to current or former employees of any ZERO Company, including without limitation post-retirement medical, dental, life insurance, severance or any similar benefit, whether provided on an insured or self-insured basis.

          (h) Welfare Plans. Except as otherwise provided in this Agreement, each Existing Plan that is an "employee welfare benefit plan" as defined in ERISA may be amended or terminated at any time after the Effective Time of Merger without liability to any ZERO Company.

          (i) COBRA. With respect to each Existing Plan, each ZERO Company has complied in all material respects with the applicable health care continuation and notice provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985 and the proposed regulations thereunder, and the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder.

          (j) The Merger. The Merger and the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of any ZERO Company to severance benefits or any other payment, except as set forth in the Disclosure Schedule, or accelerate the time of paying or vesting, or increase the amount of compensation due any such employee.

          (k) Copies. Correct and complete copies of all Existing Plans, together with recent summary plan descriptions, have been delivered by ZERO to API.

     4.13 No Violation of Law. To the Knowledge of ZERO, neither any of the ZERO Companies nor any of the assets of any of the ZERO Companies violate or conflict in any material respect with any Law.

     4.14 Brokers. Except for fees to Salomon Smith Barney, none of the ZERO Companies has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

     4.15 Taxes.

          (a) Tax Returns. Each of the ZERO Companies has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, business, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed. Each of the ZERO Companies has paid or made adequate provision, in reserves reflected in its financial statements included in the ZERO SEC Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by it or assessable against it. No material tax deficiencies have been proposed or assessed against any of the ZERO Companies and there is no basis in fact for the assessment of any tax or penalty tax against any of the ZERO Companies. No issue has been raised in any prior tax audit (except for allocations of income among states) which, by application of the same or similar principles, could reasonably be expected upon a future tax audit to result in a proposed material deficiency for any period.

          (b) Extensions. None of the ZERO Companies has consented to any extension of the statute of limitation with respect to any open federal tax returns.

          (c) Tax Liens. There are no tax Liens upon any property or assets of any of the ZERO Companies except for Liens for current taxes not yet due and payable.

          (d) Delivery of Tax Returns. ZERO has made available, and will deliver upon request, to API correct and complete copies of all tax returns and reports of each of the ZERO Companies filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of ZERO, no such examination or audit is planned.

          (e) Employment Taxes. Each of the ZERO Companies has properly withheld and timely paid all withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

          (f) Tax Sharing Agreements. None of the ZERO Companies is a party to any agreement relating to allocating or sharing any taxes.

          (g) Excess Parachute Payments. None of the ZERO Companies is a party to any contract that could result, on account of the Merger, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (h) Liabilities of Other Persons. None of the ZERO Companies has any liability for taxes of any kind of any Person other than the ZERO Companies under any contract or under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor or otherwise.

     4.16 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by ZERO and the consummation of the Merger, except for: (a) the approvals described in Section
8.7 of this Agreement; and (b) the filing of the Certificate of Merger as described in this Agreement.

     4.17 No Pending Other Transactions. Except for this Agreement, none of the ZERO Companies is a party to or bound by any agreement, undertaking or commitment with respect to an Other Transaction.

     4.18 Labor Matters.

          (a) Employee Claims. Except as set forth in the Disclosure Schedule, there are no pending and unresolved material claims by any Person against any of the ZERO Companies arising out of any statute, ordinance or regulation relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the Knowledge of ZERO, threatened, labor dispute, strike or work stoppage.

          (b) NLRB Matters. There is not now pending or, to the Knowledge of ZERO, threatened, any material charge or complaint against any of the ZERO Companies by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. To the Knowledge of ZERO, no union organizing activities are in process or contemplated and no petitions have been filed for union organization or representation of employees of any of the ZERO Companies not presently organized, and to the Knowledge of ZERO, none of the ZERO Companies has committed any unfair labor practices which have not heretofore been corrected and fully remedied.

     4.19 Disclosure. No statement of fact by ZERO contained in this Agreement or in the Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

     4.20 Information Supplied. None of the information supplied or to be supplied by ZERO for inclusion or incorporation by reference in: (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (b) the Proxy Statement will, at the date mailed to the ZERO Stockholders and at the time of the ZERO Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.21 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of ZERO Common Stock is the only vote of the holders of any class or series of capital stock or other securities of ZERO entitled to vote necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

     4.22 Accounting Matters. Neither the ZERO Companies nor, to the Knowledge of ZERO, any of the Affiliates of ZERO, has taken or agreed to take or will take any action that would prevent the Merger being accounted for as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

     4.23 Opinion of Financial Advisor. ZERO has received the opinion of Salomon Smith Barney, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the ZERO Stockholders from a financial point of view, and a copy of such opinion has been delivered to API.

     4.24 Environmental Protection.

          (a) Definitions. As used in this Agreement:

               (i) "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Environmental Hazardous Materials at any location, whether or not owned by any of the ZERO Companies; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Environmental Hazardous Materials.

               (ii) "Environmental Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

               (iii) "Environmental Laws" shall mean all federal, state, local or foreign statute, Law, rule, ordinance, code, policy, rule of common law and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of Environmental Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Environmental Hazardous Materials.

               (iv) "Environmental Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property which would be likely to result in an Environmental Claim.

          (b) Environmental Laws. Except as set forth in the Disclosure Schedule or in the ZERO SEC Reports, each of the ZERO Companies: (i) is in compliance in all material respects with all applicable Environmental Laws; and (ii) has not received any written communication from a governmental authority that alleges that it is not in compliance with applicable Environmental Laws.

          (c) Environmental Permits. Except as set forth in the Disclosure Schedule or in the ZERO SEC Reports, each of the ZERO Companies has obtained all material environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for its operations, and all such permits are in good standing and it is in material compliance with all terms and conditions of the Environmental Permits..

          (d) Environmental Claims. Except as set forth in the Disclosure Schedule or in the ZERO SEC Reports, there is no Environmental Claim pending or, to the Knowledge of ZERO, threatened, against any of the ZERO Companies or against any Person whose liability for any Environmental Claim any of the ZERO Companies has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which any of the ZERO Companies owns, leases or manages.

          (e) Environmental Hazardous Materials. Except as set forth in the Disclosure Schedule or in the ZERO SEC Reports, to the Knowledge of ZERO, there have been no Environmental Releases of any Environmental Hazardous Material by any of the ZERO Companies or by any Person on real property owned, used, leased or operated by any of the ZERO Companies.

          (f) Owned Properties. Except as set forth in the Disclosure Schedule or in the ZERO SEC Reports, to the Knowledge of ZERO, no real property at any time owned, operated, used or controlled by any of the ZERO Companies is currently listed on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list, and none of the ZERO Companies has received any written notice from any Person of potential or actual liability or a request for information from any Person under or relating to CERCLA or any comparable state or local Law.

          (g) Off-Site Properties. To the Knowledge of ZERO, no off-site location at which any of the ZERO Companies has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and none of the ZERO Companies has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

     4.25 Year 2000 Compliance. All of the material computer hardware and software systems of the ZERO Companies (including, without limitation, those related to their facilities, equipment manufacturing processes, quality control activities, accounting and bookkeeping records and record keeping activities) are presently or will be prior to December 31, 1999 Year 2000 Compliant. As used in this Agreement, the phrase "Year 2000 Compliant" shall mean with respect to ZERO's material hardware and software systems, that such hardware and software is designed to be used prior to, during, and after the calendar Year 2000 A.D., and such hardware and software used during each such time period will accurately receive, provide and process date/time data from, into and between the twentieth and twenty-first centuries, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other hardware and software, used in combination with ZERO's hardware and software, properly exchanges date/time data with ZERO's hardware and software.

     4.26 Continuing Directors. Each of the members of the Board of Directors of ZERO is a "Continuing Director" as such term is defined in the Certificate of Incorporation of ZERO.

     4.27 Undisclosed Liabilities. To the Knowledge of ZERO, none of the ZERO Companies has any material liabilities of any nature except as disclosed in the ZERO SEC Reports or which do not, individually or in the aggregate, have a ZERO Material Adverse Effect.

                                   ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF
                              API AND ACQUISITION

     API and Acquisition hereby represent and warrant to ZERO that:

     5.1 Organization.

          (a) Organization. Each of the API Companies and Acquisition is a corporation duly and validly organized and existing under the Laws of its respective jurisdiction of incorporation and is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation, except where the failure to so qualify would not have a API Material Adverse Effect.

          (b) Corporate Power and Authority. Each of the API Companies and Acquisition has: (a) full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties; and (b) all material franchises, permits, licenses, approvals, authorizations and registrations necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties, except where the absence of any such franchises, permits, licenses, approvals, authorizations or registrations would not have a API Material Adverse Effect.

     5.2 Capitalization.

          (a) Capitalization of API. The entire authorized capital stock of API consists of: (i) 80,000,000 shares of Class A Common Stock, $.20 par value, of which 27,936,356 shares were issued and outstanding on April 3, 1998; and (ii) 7,500,000 shares of Class B Common Stock, $.20 par value, none of which are issued and outstanding; and (iii) 800,000 shares of Cumulative Preferred Stock, $1.00 par value, none of which are issued and outstanding.

          (b) Authorization. All of the outstanding shares of API Common Stock are, and the shares of API Common Stock to be issued pursuant to this Agreement will be when issued: (i) duly authorized, validly issued and fully paid; and
(ii) nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted.

     5.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement by API and Acquisition and all of the documents and instruments required by this Agreement to be executed and delivered by API and Acquisition are within the corporate power of API and Acquisition and: (a) have been duly authorized by the Boards of Directors of API and Acquisition; and (b) upon the approval of the API Stockholders of the issuance of API Common Stock pursuant to this Agreement, shall be duly authorized by all necessary corporate action by API and Acquisition. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by API and Acquisition will be, when executed and delivered by API and Acquisition, the valid and binding obligations of API and Acquisition, enforceable against API and Acquisition in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

     5.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Section 7.7 of this Agreement, the execution, delivery and performance of this Agreement by API and Acquisition do not and will not conflict with or violate: (a) any Law or the Articles of Incorporation or Bylaws of any of the API Companies or the Certificate of Incorporation or Bylaws of Acquisition; or (b) any material contract or agreement to which any of the API Companies or Acquisition is a party or by which any of them is bound, except where such conflict or violation would not have a API Material Adverse Effect.

     5.5 Litigation. (a) Except as disclosed in the API SEC Reports filed prior to the date of this Agreement, there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of API, proposed or threatened against or relating to any of the API Companies which, if adversely determined against any of the API Companies, individually or in the aggregate, would or would be reasonably likely to result in a API Material Adverse Effect; and (b) there are no actions, suits or proceedings pending or, to the Knowledge of API, proposed or threatened, against any of the API Companies by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

     5.6  API SEC Reports.

          (a) Definition. As used in this Agreement, "API SEC Reports" shall mean all reports, registration statements, definitive proxy statements, prospectuses and amendments thereto filed by API with the SEC since January 1, 1994 or filed by API with the SEC after the date of this Agreement and prior to the Effective Time of Merger.

          (b) API SEC Reports. The API SEC Reports: (i) complied or will comply, as the case may be, in all material respects with the then applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC issued thereunder; and (ii) did not or will not, as the case may be, contain as of their respective filing dates any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of API included in the API SEC Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the
SEC) and fairly present the consolidated financial position of the API Companies as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

     5.7 Brokers. Except for fees to Credit Suisse First Boston Corporation, neither API nor Acquisition has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

     5.8 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by API and Acquisition and the consummation of the Merger, except for: (a) the approvals described in
Section 7.7 of this Agreement; and (b) the filing of the Certificate of Merger as described in this Agreement.

     5.9 Disclosure. No statement of fact by API or Acquisition contained in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

     5.10 Information Supplied. None of the information supplied or to be supplied by API for inclusion or incorporation by reference in: (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (b) the Proxy Statement will, at the date mailed to the API Stockholders and at the time of the API Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the Registration Statement, including the Proxy Statement insofar as it constitutes the prospectus of API, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     5.11 Vote Required. The approval of the issuance of shares of API Common Stock pursuant to this Agreement by a majority of the votes cast by the holders of the shares of API Common Stock represented at the API Special Meeting and entitled to vote thereon, provided that the total vote cast represents over 50% of all outstanding shares entitled to vote thereon, is the only vote of the holders of any class or series of capital stock or other securities of API necessary to approve this Agreement and the transactions contemplated by this Agreement.

     5.12 Accounting Matters. Neither API nor, to the Knowledge of API, any of the Affiliates of API, has taken or agreed to take or will take any action that would prevent the Merger being accounted for as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

     5.13 Opinion of Financial Advisor. API has received the opinion of Credit Suisse First Boston Corporation, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to API from a financial point of view, and a copy of such opinion has been delivered to ZERO.

     5.14 No Related Persons. None of the API Companies is a "Related Person" of ZERO as such term is defined in the Certificate of Incorporation of ZERO.

     5.15 Absence of Certain Changes. Since August 31, 1997: (a) there has not been any API Material Adverse Effect; and (b) the API Companies have diligently carried on their business only in the regular course and in substantially the same manner as theretofore, except for the transactions described in this Agreement, as disclosed in the API SEC Reports or as publicly announced or acquisitions or dispositions by any of the API Companies.

     5.16 Undisclosed Liabilities. To the Knowledge of API, none of the API Companies has any material liabilities of any nature except as disclosed in the API SEC Reports or which do not, individually or in the aggregate, have a API Material Adverse Effect.

                                  ARTICLE VI

                       CONDUCT OF BUSINESS BY THE ZERO
                         COMPANIES PENDING THE MERGER

     Except with the written consent of API (which consent may not be unreasonably withheld for all matters in this Article VI of this Agreement except for Sections 6.10 and 6.11), from and after the date of this Agreement and until the Effective Time of Merger, ZERO shall, and shall cause each of the other ZERO Companies to:

     6.1 Carry on in Regular Course. Diligently carry on its business only in the regular course and in substantially the same manner as heretofore and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

     6.2 Use of Assets. Use, operate, maintain and repair all of its assets and properties in a normal business manner.

     6.3 No Default. Not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any of the Existing Contracts.

     6.4 Employment Matters. Not: (a) except as described in the Disclosure Schedule or as consistent with its normal business practices consistent with past practice, grant any increase in the rate of pay of any of its employees, directors or officers; (b) institute or amend any Employee Benefit Plan; or (c) except as described in the Disclosure Schedule, enter into or modify any written employment arrangement with any Person.

     6.5 Indebtedness. Not create, incur or assume any Indebtedness, except for Indebtedness incurred in the ordinary course of business by the ZERO Companies consistent with past practice.

     6.6 Preservation of Relationships. Use reasonable best efforts to preserve its business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having business relationships with it.

     6.7 Compliance with Laws. Comply in all material respects with all applicable Laws.

     6.8 Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and shall pay or make provision for the payment of all taxes owed by it.

     6.9   Amendments. Not amend its Certificate of Incorporation or Bylaws.

     6.10  Dividends; Redemptions; Issuance of Stock. Not:

          (a) (i) issue any additional shares of stock of any class (including any shares of preferred stock) except for issuances of shares of ZERO Common Stock upon the exercise of options outstanding on the date of this Agreement under the ZERO Option Plans, or (ii) grant any warrants, options or rights to subscribe for or acquire any additional shares of stock of any class;

          (b) declare or pay any dividend or make any capital or surplus distributions of any nature, except for: (i) cash dividends by Subsidiaries of ZERO to ZERO; and (ii) regular quarterly cash dividends by ZERO on the outstanding ZERO Common Stock with usual record and payment dates not exceeding, during any fiscal quarter of ZERO, 110% of the cash dividends paid by ZERO on the ZERO Common Stock during the immediately preceding fiscal quarter of ZERO; or

          (c) directly or indirectly redeem purchase or otherwise acquire, recapitalize or reclassify any of its capital stock or liquidate in whole or in part, except for the redemption of 141,902 shares of ZERO Common Stock owned by a Subsidiary of ZERO.

     6.11 No Dispositions or Acquisitions. Not: (a) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, except in the ordinary course of business consistent with past practice; or (b) acquire, or publicly propose to acquire or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in, or all or any portion of the assets of, any Person.

                                  ARTICLE VII

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS
                            OF API AND ACQUISITION

     Each and every obligation of API and Acquisition to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

     7.1   Compliance with Agreement. ZERO shall have performed and complied:
(a) in all respects with all of its obligations under Sections 6.10 and 6.11 this Agreement which are to be performed or complied with by it prior to or on the Closing Date; and (b) in all respects with all of its other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a ZERO Material Adverse Effect.

     7.2 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

     7.3 Representations and Warranties of ZERO. The representations and warranties made by ZERO in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date, except where the effect of any breaches of the representations and warranties of ZERO made in this Agreement, individually or in the aggregate, would not or would not be reasonably likely to result in a ZERO Material Adverse Effect.

     7.4 No ZERO Material Adverse Effect. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and be continuing on the Closing Date, any ZERO Material Adverse Effect.

     7.5 Approval of ZERO Stockholders and API Stockholders; Certificate of Merger. This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the ZERO Stockholders and the issuance of shares of API Common Stock pursuant to this Agreement shall have received the requisite approval and authorization of the API Stockholders. The Certificate of Merger shall have been executed and delivered by ZERO.

     7.6 Closing Certificate. ZERO shall have delivered to API a certificate signed on behalf of ZERO by the Chief Executive Officer and Chief Financial Officer of ZERO, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 7.1 and 7.3 of this Agreement have been satisfied.

     7.7  Governmental Approvals.

          (a) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings to effect a stop order. The API Common Stock issuable pursuant to the Merger shall have been registered or shall be exempt from registration or qualification under applicable state "blue sky" or securities Laws.

          (b) HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

     7.8 Listing. API shall have received notice from the New York Stock Exchange that the shares of API Common Stock to be issued or reserved for issuance pursuant to this Agreement are approved for listing on the New York Stock Exchange subject to official notice of issuance.

     7.9 Accountant Letter. API shall have received a copy of a letter from Deloitte & Touche LLP, which shall be in form and substance reasonably satisfactory to API and shall contain information concerning the financial condition of ZERO, dated the Closing Date, similar to the letter described in
Section 3.10 of this Agreement.

     7.10 Pooling Opinion. API shall have received an opinion from Coopers & Lybrand LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

     7.11 Affiliate Letters. API shall have received an Affiliate Letter from each Person who is an Affiliate of either API or ZERO.

                                 ARTICLE VIII

                         CONDITIONS PRECEDENT TO THE
                              OBLIGATIONS OF ZERO

     Each and every obligation of ZERO to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

     8.1 Compliance with Agreement. API and Acquisition shall have performed and complied in all respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a API Material Adverse Effect.

     8.2 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

     8.3 Representations and Warranties of API and Acquisition. The representations and warranties made by API and Acquisition in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except where the effect of any breaches of the representations and warranties of API and Acquisition made in this Agreement, individually or in the aggregate, would not or would not be reasonably likely to result in a API Material Adverse Effect.

     8.4 No API Material Adverse Effect. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and be continuing on the Closing Date, any API Material Adverse Effect.

     8.5 Approval of ZERO Stockholders and API Stockholders; Certificate of Merger. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have received the requisite approval and authorization of the ZERO Stockholders and the issuance of shares of API Common Stock pursuant to this Agreement shall have received the requisite approval and authorization of the API Stockholders. The Certificate of Merger shall have been executed and delivered by Acquisition.

     8.6 Closing Certificate. API shall have delivered to ZERO a certificate signed on behalf of API by the Chief Executive Officer and Chief Financial Officer of API, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.1 and 8.3 of this Agreement have been satisfied.

     8.7  Governmental Approvals.

          (a) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings to effect a stop order. The API Common Stock issuable pursuant to the Merger shall have been registered or shall be exempt from registration or qualification under applicable state "blue sky" or securities Laws.

          (b) HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

     8.8 Listing. API shall have received notice from the New York Stock Exchange that the shares of API Common Stock to be issued or reserved for issuance pursuant to this Agreement are approved for listing on the New York Stock Exchange subject to official notice of issuance.

     8.9 Tax Opinion. ZERO shall have received an opinion of Gibson Dunn & Crutcher LLP, counsel to ZERO, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that API, Acquisition and ZERO will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to ZERO Stockholders, and such opinion shall not have been withdrawn or modified in any material respect as of the Closing Date and the Effective Time of Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of ZERO, API and Acquisition.

     8.10 Accountant Letter. ZERO shall have received a copy of a letter from Coopers & Lybrand LLP, which shall be in form and substance reasonably satisfactory to ZERO and shall contain information concerning the financial condition of API, dated the Closing Date, similar to the letter described in
Section 3.11 of this Agreement.

                                  ARTICLE IX

                          TERMINATION; MISCELLANEOUS

     9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after approval of this Agreement by the ZERO Stockholders or the API Stockholders or both), as follows:

          (a) by mutual written agreement of API and ZERO, duly authorized by the Boards of Directors of API and ZERO;

          (b) by either API or ZERO by written notice to the other party if: (i) any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; or
(ii) if the Effective Time of Merger has not occurred on or before September 30, 1998, provided, however, that the right to terminate this Agreement under this
Section 9.1(b)(ii) of this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time of Merger to occur on or before that date;

          (c) by API by written notice to ZERO if: (i) there exists one or more breaches of the representations and warranties of ZERO made in this Agreement as of the date of this Agreement which breaches, individually or in the aggregate, would or would be reasonably likely to result in a ZERO Material Adverse Effect and such breaches shall not have been remedied within 20 calendar days after receipt by ZERO of written notice from API specifying the nature of such breaches and requesting that they be remedied; (ii) ZERO shall have failed to perform and comply in all respects with its agreements and covenants contained in Sections 6.10 and 6.11 of this Agreement; (iii) ZERO shall have failed to perform and comply in all respects with all of its other agreements and covenants contained in this Agreement and such failures to perform or comply, individually or in the aggregate, would or would be reasonably likely to result in a ZERO Material Adverse Effect and such failures to perform or comply shall not have been remedied within 20 calendar days after receipt by ZERO of written notice from API specifying the nature of such failures to perform or comply and requesting that they be remedied; (iv) API shall have convened the API Special Meeting to vote upon the issuance of shares of API Common Stock pursuant to this Agreement and such vote does not receive the requisite vote of the API Stockholders for such proposal; (v) ZERO shall have convened the ZERO Special Meeting to vote upon the Merger and the transactions described in this Agreement and such vote does not receive the requisite vote of the ZERO Stockholders for such proposal; or (vi) the Board of Directors of ZERO or any committee thereof:
(A) shall withdraw or modify in any manner adverse to API its approval or recommendation of this Agreement or the Merger, (B) shall fail to reaffirm such approval or recommendation upon API's request, or (C) shall approve or recommend any Other Transaction; and

          (d) by ZERO by written notice to API if: (i) there exists one or more breaches of the representations and warranties of API made in this Agreement as of the date of this Agreement which breaches, individually or in the aggregate, would or would be reasonably likely to result in a API Material Adverse Effect and such breaches shall not have been remedied within 20 calendar days after receipt by API of written notice from ZERO specifying the nature of such breaches and requesting that they be remedied; (ii) API shall have failed to perform and comply in all respects with all of its agreements and covenants contained in this Agreement and such failures to perform or comply, individually or in the aggregate, would or would be reasonably likely to result in a API Material Adverse Effect and such failures to perform or comply shall not have been remedied within 20 calendar days after receipt by API of written notice from ZERO specifying the nature of such failures to perform or comply and requesting that they be remedied; (iii) ZERO shall have convened the ZERO Special Meeting to vote upon the Merger and the transactions described in this Agreement and such vote does not receive the requisite vote of the ZERO Stockholders for such proposal; (iv) API shall have convened the API Special Meeting to vote upon the issuance of shares of API Common Stock pursuant to this Agreement and such vote does not receive the requisite vote of the API Stockholders for such proposal; (v) pursuant to Section 3.9(d) of this Agreement; or (vi) the Board of Directors of API or any committee thereof: (A) shall withdraw or modify in any manner adverse to ZERO its approval or recommendation of this Agreement or the Merger, or (B) shall fail to reaffirm such approval or recommendation upon ZERO's request.

     9.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 9.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party (including its directors, officers, employees, agents, legal, accounting or financial advisors or other representatives) to the others, provided that: (a) the obligations of API and Acquisition contained in Sections 3.4(c), 9.2 and 9.5 of this Agreement shall survive any such termination; (b) the obligations of ZERO contained in Sections 3.4(c), 3.9(e), 9.2 and 9.5 of this Agreement shall survive any such termination; and (c) each party to this Agreement shall retain any and all remedies which it may have for breach of contract provided by Law based on another party's willful failure to comply with the terms of this Agreement. If any of the conditions set forth in Article VII of this Agreement have not been satisfied, API may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and if any of the conditions set forth in Article VIII of this Agreement have not been satisfied, ZERO may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

     9.3 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants of the parties contained in this Agreement (other than the covenants contained in Sections 2.8, 2.9, 2.12, 3.14, 3.15, 3.17, 9.3, 9.13 and 9.15 of this Agreement) or made pursuant to this Agreement shall terminate and be of no further force and effect at the Effective Time of Merger and none of the parties shall have any liability or obligation with respect thereto.

     9.4 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, other than the Confidentiality Agreements, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement and in the Confidentiality Agreements. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN THE CONFIDENTIALITY AGREEMENTS, NO PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTIES OR TO THE REPRESENTATIVES OF THE OTHER PARTIES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the ZERO Stockholders, except that after such approval, no amendment shall be made without the further approval of the ZERO Stockholders if any such amendment: (a) changes the Exchange Ratio; or (b) materially adversely affects the rights of the ZERO Stockholders. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the API Stockholders, except that after such approval, no amendment shall be made without the further approval of the API Stockholders if any such amendment: (y) changes the Exchange Ratio; or (z) materially adversely affects the rights of the API Stockholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by API, ZERO and Acquisition. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     9.5 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that: (a) API shall pay the filing fee relating to the filing required by the HSR Act; and (b) those expenses incurred in connection with printing the Proxy Statement and Registration Statement, as well as the filing fee relating thereto, shall be shared equally by ZERO, on the one hand, and API, on the other hand.

     9.6 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Delaware.

     9.7 Assignment. Prior to the Effective Time of Merger, this Agreement shall not be assigned by any party to this Agreement except with the prior written consent of the other parties to this Agreement.

     9.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

     If to API or Acquisition:         Applied Power Inc.
                                       Attention: Richard G. Sim
                                       13000 West Silver Spring Drive
                                       Butler WI 53007-6600

                                       Fax No.: 414-781-0629

     with a copy to:                   Quarles & Brady
                                       Attention: Anthony W. Asmuth III
                                       411 E. Wisconsin Avenue
                                       Milwaukee, WI  53202-4497

                                       Fax No: 414-277-3552

     If to ZERO:                       ZERO Corporation
                                       Attention: Wilford D. Godbold, Jr.
                                       444 South Flower Street, Suite 2100
                                       Los Angeles CA 90071-2922

                                       Fax No: 213-629-2366

     with a copy to:                   Gibson Dunn & Crutcher LLP
                                       Attention: Peter F. Ziegler
                                       333 South Grand Avenue
                                       Los Angeles, CA  90071-3197

                                       Fax No: 213-229-7520

     9.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     9.10 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The language used in this Agreement shall be deemed to be language chosen by the parties to this Agreement to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises concerning the language of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

     9.11 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

     9.12 Specific Performance. The parties agree that the assets and business of the ZERO Companies as a going concern and the API Common Stock constitute unique property. There is no adequate remedy at Law for the damage which any party might sustain for failure of the other parties to consummate the Merger and the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the Merger pursuant to this Agreement.

     9.13 No Reliance. Except for the parties to this Agreement, any assignees permitted by Section 9.7 of this Agreement and as described in Sections 3.14 and
3.15 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

     9.14 Exhibits and Disclosure Schedule. If a document or matter is disclosed in any Exhibit to this Agreement or in the Disclosure Schedule, it shall be deemed to be disclosed for all purposes of this Agreement without the necessity of specific repetition or cross-reference. All capitalized terms used in any Exhibit to this Agreement or in the Disclosure Schedule shall have the definitions specified in this Agreement.

     9.15 Further Assurances. If, at any time after the Effective Time of Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of either Acquisition or ZERO, the officers of the Surviving Corporation are fully authorized to take any such action in the name of Acquisition or ZERO.

     IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.


                              APPLIED POWER INC.

                              By /s/  Richard G. Sim
                                 -------------------------------------------
                                      Richard G. Sim,
                                       President and Chief Executive Officer


                              ZERO CORPORATION

                              By /s/  Wilford D. Godbold, Jr.
                                 -------------------------------------------
                                      Wilford D. Godbold, Jr.,
                                       President and Chief Executive Officer


                              STB ACQUISITION CORPORATION

                              By /s/  Richard G. Sim
                                 -------------------------------------------
                                      Richard G. Sim,
                                       President and Chief Executive Officer

                        EXHIBIT 1A TO MERGER AGREEMENT

                         FORM OF API AFFILIATE LETTER



Gentlemen:

     The undersigned is a holder of shares of Class A Common Stock, par value $.20 per share ("API Common Stock") of Applied Power Inc., a Wisconsin corporation ("API") and understands that API, ZERO Corporation ("ZERO") and a subsidiary of API are parties to an Agreement and Plan of Merger providing for the merger of ZERO with a subsidiary of API (the "Merger").

     The undersigned acknowledges that the undersigned may be deemed an "affiliate" of API as such term is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"), although nothing contained herein shall be construed as an admission of such status.

     The undersigned represents to, and covenants with API that the undersigned will not, during the 30 days prior to the effective time of the Merger sell, transfer or otherwise dispose of, or reduce any risk relative to, any securities of API or ZERO, and the undersigned will not sell, transfer or otherwise dispose of, or reduce any risk relative to, shares of API Common Stock or any other shares of the capital stock of API until after such time as results covering at least 30 days of operations of API (including the combined operations of ZERO and API) have been published by API in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such results of operations.

     The undersigned has carefully reviewed this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of securities of API and ZERO.

                                       Very truly yours,



                                       -----------------------------------------
                                         [Name]


Dated:
       -----------------------

                        EXHIBIT 1B TO MERGER AGREEMENT

                         FORM OF ZERO AFFILIATE LETTER



Gentlemen:

     The undersigned is a holder of shares of Common Stock, par value $.01 per share ("ZERO Common Stock") of ZERO Corporation, a Delaware corporation ("ZERO") and is entitled to receive shares of Class A Common Stock, par value $.20 per share, (the "Shares") of Applied Power Inc., a Wisconsin corporation ("API") in connection with the merger (the "Merger") of ZERO with a subsidiary of API pursuant to an Agreement and Plan of Merger by and among ZERO, API and a subsidiary of API dated as of April 6, 1998.

     The undersigned acknowledges that the undersigned may be deemed an "affiliate" of ZERO within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), and/or as such term is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"), although nothing contained herein shall be construed as an admission of such status.

     If in fact the undersigned were an affiliate of ZERO under the Act, the undersigned's ability to sell, assign or transfer any Shares received by the undersigned in exchange for any shares of ZERO Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

     The undersigned hereby represents to and covenants with ZERO that it will not sell, assign or transfer any Shares received by the undersigned in exchange for shares of ZERO Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) by a sale made in conformity with the volume and other limitations of Rule 145 (and otherwise in accordance with Rule 144 under the Act if the undersigned is an affiliate of API and if so required at the time) or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to API or as described in a "no-action" or interpretive letter from the Staff of the Commission, is not required to be registered under the Act.

     The undersigned understands that API is under no obligation to register the sale, transfer or other disposition of the Shares by the undersigned or on behalf of the undersigned under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

     In the event of a sale of Shares received by the undersigned in the Merger pursuant to Rule 145, the undersigned will supply API with evidence of compliance with such Rule, in the form of customary seller's and broker's Rule 145 representation letters or as API may otherwise reasonably request. The undersigned understands that API may instruct its transfer agent to withhold the transfer of any Shares disposed of by the undersigned in a manner inconsistent with this letter.

     The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Shares received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed (i) by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to API to the effect that such legends are no longer required for the purposes of the Act and the rules and regulations of the Commission promulgated thereunder or (ii) in the event of a sale of the Shares which has been registered under the Act or made in conformity with the provisions of Rule 145.

     The undersigned further represents to, and covenants with API that the undersigned will not, during the 30 days prior to the effective time of the Merger sell, transfer or otherwise dispose of, or reduce any risk relative to, any securities of API or ZERO, and the undersigned will not sell, transfer or otherwise dispose of, or reduce any risk relative to, the Shares received by the undersigned in the Merger or any other shares of the capital stock of API until after such time as results covering at least 30 days of operations of API (including the combined operations of ZERO and API) have been published by API in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such results of operations.

     The undersigned has carefully reviewed this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of securities of API and ZERO.

                                       Very truly yours,



                                       -----------------------------------------
                                             [Name]



Dated:


     As an inducement to the above individual to deliver this letter, API agrees that for so long as and to the extent necessary to permit such individual to sell the Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, API shall use all reasonable efforts to file, on a timely basis, all reports and data required to be filed by it with the Commission pursuant to
Section 13 of the Securities Exchange Act of 1934.

                                       Very truly yours,

                                       APPLIED POWER INC.


                                       By:
                                           -------------------------------------
                                             Name:
                                             Title:


                                       3